                             SECOND LEASE ADDENDUM



                                    Between



                     WATT HEADQUARTERS LIMITED PARTNERSHIP
                       a California limited partnership,
                                    Landlord

                                      And



                            INTERVISUAL BOOKS, INC.
                           a California corporation,
                                     Tenant

                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
1.       Consent/Duty to Act Reasonably . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.       Building Structure and Building Systems. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         ---------------------------------------

3.       Quality of Construction - Standard for Maintenance, Repairs and Operation  . . . . . . . . . . . . . .    2
         -------------------------------------------------------------------------

4.       Reciprocal Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         --------------------

5.       Covenants and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         ------------------------

6.       Non-disturbance Agreement and Memorandum of Lease  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         -------------------------------------------------

7.       Days . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         ----

8.       Rules and Regulations and Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         -----------------------------

9.       Abatement of Rent When Tenant Is Prevented From Using Premises . . . . . . . . . . . . . . . . . . . .    3
         ----------------------------------------------- --------------

10.      Right to Terminate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         ------------------

11.      Excess Utilities and Services/Actual Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         ------------------------------------------

12.      Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         -----------

13.      Assignment and Subleasing and Definition of Profits  . . . . . . . . . . . . . . . . . . . . . . . . .    6
         ---------------------------------------------------

14.      Signage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         -------

15.      Exclusions from Operating Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         ----------------------------------

16.      Payment of Taxes and Insurance Premiums; Gross Up  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         -------------------------------------------------

17.      Audit Right  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         -----------

18.      Parking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         -------

19.      Fair Market Rental Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         -----------------------

20.      BOMA Method of Measurement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         --------------------------

21.      Insurance Obligations, Allocation of Risks and Minimizing Duplication of Insurance Coverage  . . . . .   18
         -------------------------------------------------------------------------------------------

22.      Eminent Domain . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         --------------

23.      Relocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         ----------

24.      Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         ---

                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
25.      Secured Areas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         -------------

26.      First Month's Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         ------------------

27.      Default by Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         -------------------

28.      Holding Over . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         ------------

29.      Default by Tenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         -----------------

30.      Insurance Obligations of Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         ---------------------------------

31.      Estoppel Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         --------------------

32.      Bonding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         -------

33.      Brokers' Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         --------------------

34.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         -------

35.      Alterations and Improvements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         ----------------------------

36.      Access to Building and Parking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         ------------------------------

37.      Building Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         -----------------

38.      Removal of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         -------------------

39.      Storage Space  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         -------------

40.      Window Washing/Window Washing Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         ---------------------------------------

41.      When Payment Is Due  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         -------------------

42.      Entry by Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         -----------------

43.      Landlord Bankruptcy Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         ------------------------------

44.      Roof Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         -----------

45.      Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         -------------

46.      Interest on Past Due Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         --------------------------------

47.      Proposition 8 Reduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         -----------------------

48.      Reimbursement Upon Cancellation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         -------------------------------

49.      Construction of Tenant Improvements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         -----------------------------------

                               TABLE OF CONTENTS

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
51.      Sign Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         -----------

52.      Early Occupancy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         ---------------

53.      Patios . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         ------

54.      Existing Tenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         ---------------





                             SECOND LEASE ADDENDUM


         This SECOND LEASE ADDENDUM ("Addendum") is made to the Standard Office Lease-Gross and Exhibits A and B dated as of August 8, 1996 (collectively, the "Lease"), by and between WATT HEADQUARTERS LIMITED PARTNERSHIP, a California limited partnership ("Landlord"), and INTERVISUAL BOOKS, INC., a California corporation ("Tenant").

         Tenant and Landlord hereby agree that notwithstanding anything contained in the Lease to the contrary, the provisions set forth below will be deemed to be a part of the Lease and shall supersede, to the extent appropriate, any contrary provision in the Lease. All references in the Lease and in this Addendum shall be construed to mean the Lease and Exhibits, as amended and supplemented by this Addendum. All defined terms used in this Addendum, unless specifically defined in this Addendum, shall have the same meaning as such terms have in the Lease. The term "Tenant" shall mean "Lessee" and the term "Landlord" shall mean "Lessor." "Parking Garage" or "Parking Structure" shall mean the adjacent parking lot to the south of the Building.

         1. Consent/Duty to Act Reasonably. Regardless of any reference to the words "sole" or "absolute" (but except for matters which (a) would have an adverse effect on the structural integrity of the Building Structure (as hereinafter defined) (b) could have an adverse effect on the Building Systems (also as hereinafter defined), or (c) could have an effect on the exterior appearance of the Building, whereupon in each such case Landlord's duty is to act in good faith and in compliance with the Lease), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations (other than decisions to exercise expansion, contraction, cancellation, termination or renewal options), Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the benefits to be enjoyed under the Lease.

         2. Building Structure and Building Systems. Landlord agrees that at all times it will maintain the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain walls, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, parking garage, stairwells, elevator cabs, plazas, washrooms, mechanical, electrical and telephone closets and all Common Areas and public areas (collectively, "Building Structure") and the mechanical, electrical, life safety, plumbing, sprinkler systems (connected to the core) and HVAC systems (including primary and secondary loops connected to the core) ("Building Systems") in first class condition and repair and shall operate the Building as a first class office building. Notwithstanding anything in the Lease to the contrary, Tenant shall not be required to make any repair to, modification of, or addition to the Building Structure and/or the Building Systems except and to the extent required because of its use of the Premises for other than normal and customary business office operations.

         3. Quality of Construction - Standard for Maintenance, Repairs and Operation. Landlord hereby warrants to Tenant that (a) the Building and
(b) that portion of the Premises already constructed and to be constructed by Landlord or Landlord's contractor, have been or will be constructed and operated in a first-class manner, free (to the best of Landlord's actual knowledge) of all asbestos containing materials ("ACM"). Notwithstanding anything set forth in this Paragraph 3, Landlord shall not be in breach of any warranty contained herein, nor shall Landlord have any obligation to undertake any construction, alteration or upgrade to the Building or the Premises if, as of the date of original or any subsequent construction, the Building (and the Premises if any separate requirements apply to the Premises) was constructed in full compliance with all governmental regulations, codes, ordinances and laws then existing (collectively "Applicable Laws") and if, under Applicable Laws, the Building (and the Premises if separately applicable) is deemed "grandfathered" into compliance with Applicable Laws unless and until some triggering activity occurs requiring alterations or upgrades to comply with current or future Applicable Laws. Landlord shall, subject to Tenant's repair obligations set forth in the Lease, maintain and operate the Building in a first class manner, keep the Building Structure and the Building Systems in first class condition and repair, maintain a safe and healthful environment in the Building, and operate, maintain and provide services to, the Building in a first-class manner comparable to other first-class office buildings in the vicinity of the Building ("Comparable Building").

         4.      Reciprocal Indemnity.  [Intentionally omitted.]

         5. Covenants and Agreements. The failure of Landlord or Tenant to insist in any instance on the strict keeping, observance or performance of any covenant or agreement contained in the Lease, or the exercise of any election contained in the Lease, shall not be construed as a waiver or relinquishment for the future of such covenant or agreement, but the same shall continue and remain in full force and effect.

         6.      Non-disturbance Agreement and Memorandum of Lease.

                 (a) Landlord agrees that, prior to the earlier of: (a) the Commencement Date or (b) sixty (60) days after the date of full execution of the Lease, it will provide Tenant with a Subordination of Mortgage Agreement which Tenant agrees to execute and Landlord agrees to cause Teachers Insurance and Annuity Association of America ("Lender") to execute whereby the Lease will become senior to the Mortgage and Lender's Mortgage will become subordinate to the Lease ("non-disturbance agreement") in favor of Tenant from the Lender ("Superior Mortgagee").

                 (b) Landlord agrees to provide Tenant with commercially reasonable non-disturbance agreement(s) in favor of Tenant from any Superior Mortgagee(s) of Landlord who later come(s) into existence at any time prior to the expiration of the Term of the Lease, as it may be extended, in consideration of, and as a condition precedent to, Tenant's agreement to be bound by Lease Section 30 (Subordination). Said non-disturbance agreements shall be in recordable form and may be recorded at Tenant's election and expense.

         7. Days. All references in the Lease to "days" involving less than "ten (10) days" shall mean business days, and all references to "notice" shall mean written notice given in compliance with Lease Section 23.

         8. Rules and Regulations and Use. To the extent not inconsistent with the terms of any recorded mortgage and/or CC&Rs, Landlord agrees that the General Rules and Parking Rules of the Building, attached to the Lease as Exhibit "B", shall not be changed, revised or enforced in any unreasonable way by Landlord, nor modified or added to by Landlord in such a way as to interfere with Tenant's permitted use of the Premises set forth in the Lease. Landlord shall use commercially reasonably efforts (which shall include unlawful detainer proceedings if so warranted) as least comparable to those that would be used by other landlords of Comparable Buildings, to secure compliance by other tenants of the Building with the Rules. Landlord shall not enforce the Rules in an unreasonable manner or in a manner which shall unreasonably interfere with the normal and customary use of the Premises by Tenant for normal and customary business office operations. Tenant may also use the Premises for any general office use to the extent consistent with uses permitted by Landlord of comparable space in the Project provided such use does not violate an exclusive granted in good faith by the Landlord.

         9. Abatement of Rent When Tenant Is Prevented From Using Premises. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days or ten (10) business days in any twelve (12) month period (the "Eligibility Period") as a result of (a) any damage or destruction to the Premises, the Parking Facility and/or the Building, (b) any repair, maintenance or alteration performed by Landlord after the Commencement Date and required or permitted by the Lease, which substantially interferes with Tenant's use of the Premises, the Parking Facility and/or the Building, (c) any failure by Landlord to provide Tenant with services or access to the Premises, the Parking Facility and/or the Building, (d) because of an eminent domain proceeding, or (e) because of the presence of hazardous substances in, on or around the Premises, the Building or the Site which could pose a health risk to occupants of the Premises, then Tenant's Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, or the interruption is abated such that the Premises are available for business, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence, or the interruption is abated such that the Premises are available for business. If Tenant's right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the Premises, the Parking Facility, the Building, or Tenant's property, Tenant's abatement period shall continue until Tenant has been given sufficient time and sufficient access to the Premises, the Parking Facility and/or the Building, to rebuild such portion it is required to rebuild, to install its property, furniture, fixtures, and equipment to the extent the same shall have been removed and/or damaged as a result of such damage or destruction and/or eminent domain taking and to move in over one (1) weekend. To the extent Tenant is entitled to abatement without regard to the Eligibility Period, because of an event covered by Lease Sections 9 (Damage & Destruction) or 14 (Eminent Domain), then the Eligibility Period shall not be applicable. To the extent that the event which prevents Tenant from using the Premises is caused by Tenant's negligence or willful misconduct, and if Landlord is not entitled to receive proceeds from rent continuation insurance required to be carried by Landlord, then Tenant will not, to such extent, be entitled to rent abatement.

         10.     Right to Terminate.

                 (a) Notwithstanding anything in either Lease Sections 9 (Damage and Destruction) or 14 (Eminent Domain to the contrary, and except as expressly set forth in Subsection (b) below, in the event that Tenant is notified or becomes aware of the fact that:

                     (i) damage or destruction to the Premises, the Parking Facility and/or the Building or any part thereof so as to interfere substantially with Tenant's use of the Premises, the Parking Facility and/or the Building;

                     (ii) a taking by eminent domain or exercise of other governmental authority of the Premises, the Parking Facility and/or the Building or any part thereof so as to interfere substantially with Tenant's use of the Premises, the Parking Facility and/or the Building;

                    (iii) the inability of Landlord to provide services to the Premises, the Parking Facility and/or the Building so as to interfere substantially with Tenant's use of the Premises, the Parking Facility and/or the Building; or

                     (iv) any discovery of hazardous substances in, on or around the Premises, the Building and/or the Site not placed in, on or around the Premises, the Building and/or the Site by Tenant, that may, considering the nature and amount of the substances involved, interfere with Tenant's use of the Premises or which present a health risk to any occupants of the Premises) (each of the items set forth in provision (a)(i), (ii), (iii) and (iv) being referred to herein as a "Trigger Event"),

Tenant cannot, within six (6) months ("Non-Use Period") of the occurrence of the Trigger Event, be given reasonable use of, and access to, a fully repaired, restored, safe and healthful Premises, the Parking Facility and Building (except for minor "punch-list" items which will be repaired promptly thereafter), and the utilities and services pertaining to the Premises, the Parking Facility and the Building, all suitable for the efficient conduct of Tenant's business therefrom, then Tenant may elect to exercise a one-time right to terminate the Lease upon ten (10) days' written notice sent to Landlord within ten (10) days) following the expiration of the Non-Use Period.

                 (b) In the event of any Trigger Event occurring during the last year of the Lease Term or, if an applicable renewal option has been exercised, during the last year of any renewal term, should the Non-Use Period continue for thirty (30) days, Tenant may elect to exercise a one-time right to terminate the Lease upon ten (10) days' written notice sent to Landlord within ten (10) days following the expiration of the Non-Use Period.

         11. Excess Utilities and Services/Actual Costs. As part of Operating Expenses, Landlord shall provide Normal Quantities (as defined below) of electricity to the Premises twenty-four (24) hours a day, seven (7) days per week, every day of the year. In the event Tenant requires utilities (other than electricity), heating, ventilating or air-conditioning ("HVAC") and/or services in excess of what Landlord is required to provide during normal business hours or at times other than during business hours, Landlord agrees to provide such extra utilities and services, and Tenant agrees to reimburse to Landlord its actual costs (including a charge for depreciation when appropriate to the extent such extra use accelerates the wearing down of the equipment) of providing such extra utilities and services ("Actual Costs"), without a profit to or overhead or administration charge (unless extra administration is required and performed by people not already being charged to tenants as part of Operating Expenses) by Landlord. Tenant shall not be charged for excess electrical consumption (except for HVAC during non-Business Hours) until total consumption exceeds the wattage utilized by the typical office tenant in the Building.

         12. Arbitration. The parties have declined to use arbitration (except pursuant to Addendum Provision 19) and references herein to arbitration shall mean that either party may elect to enforce rights by litigation.

         13.     Assignment and Subleasing and Definition of Profits.

                 (a) Notwithstanding any provision of Lease Section 12 (Assignment and Subletting) to the contrary which will be deemed stricken and null and void to the extent inconsistent with the following, Landlord shall never, unless an Event of Default by Tenant occurs, have the right to recapture the Premises or any part of the Premises, in the event of a sublease or a proposed sublease, or to terminate the Lease in the event of an assignment or a proposed assignment. Tenant may assign or sublease at any time upon receipt of Landlord's consent, which consent shall not be unreasonably withheld or delayed beyond ten (10) days after Landlord's receipt of Tenant's request, to any assignee or sublessee that is comparable in quality and financial standing to other tenants in the Building or the Site or Comparable Buildings who have lease terms for one (1) full year or more ("Comparable Tenants") and that will use the Premises in a manner generally comparable to the use of comparable space in the Building or the Site or Comparable Buildings by Comparable Tenants. With respect to any assignment or sublease, Tenant shall pay Landlord fifty percent (50%) of any Profits (as defined below) actually received by Tenant pursuant to such approved assignment or sublease. Whenever Landlord is entitled to share in any excess income resulting from an assignment or sublease of the Premises, the following shall (provided, however, Tenant must prove, and has the burden of proof with respect thereto, any deduction claimed by Tenant) constitute the definition of "Profits": the gross revenue received from the assignee or sublessee during the sublease term or during the assignment, with respect to the space covered by the sublease or the assignment ("Transferred Space") less: (a) the gross revenue paid to Landlord by Tenant during the period of the sublease term or during the assignment with respect to the Transferred Space; (b) the gross revenue as to the Transferred Space paid to Landlord by Tenant for all days the Transferred Space was vacated from the date that Tenant first vacated the Transferred Space until the date the assignee or sublessee was to pay Rent; (c) any improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Tenant to sublessee or assignee; (d) brokers' commissions; (e) attorneys' fees; (f) lease takeover payments; (g) costs of advertising the space for sublease or assignment; (h) unamortized cost of initial and subsequent improvements to the Premises by Tenant; and (i) any other costs actually paid in assigning or subletting the Transferred Space; provided, however, under no circumstance shall Landlord be paid any Profits until Tenant has recovered all the items set forth in subparts (a) through (i) for such Transferred Space, it being understood that if in any year the gross revenues, less the deductions set forth in subparts (a) through (i) above (the "Net Revenues"), are less than any and all costs actually paid in assigning or subletting the affected space (collectively "Transaction Costs"), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from Net Revenues with the procedure repeated until a Profit is achieved. Provided, however, no computation of Profits shall result in Landlord receiving less money pursuant to this Lease, in the event of an assignment or subletting, then it would have otherwise received had no such assignment or sublease occurred.

                 (b) Tenant may assign the Lease at any time, or sublease all or part of the Premises, with receipt of Landlord's written consent, to any entity which acquires all or part of Tenant, or which is acquired in whole or in part by Tenant, or which is controlled directly or indirectly by Tenant, or which entity controls, directly or indirectly, Tenant ("Affiliate"), or which owns or is owned by the Affiliate, so long as such transaction was not entered into as a subterfuge to avoid the obligations and restrictions of the Lease.

         14. Signage. No sign shall be placed in, on or around the Building and/or the Site (except for the Building directory) which identifies any person, company or entity which is a "competitor" of Tenant (as hereinafter defined). Under no circumstances shall the Building and/or the Site be named after or referred to utilizing the name of a competitor of Tenant. For purposes of the Lease, a "competitor" of Tenant shall be a person or entity whose primary business is predominantly based in the sale of children's books.

         15.     Exclusions from Operating Expenses.

                 (a) Notwithstanding anything to the contrary in the definition of Operating Expenses and Taxes set forth in Section 4 of the Lease or in the Addendum to Lease, Operating Expenses and Taxes shall not include the following, except to the extent specifically permitted by a specific exception to the following:

                     (i)          Any ground lease rental;

                     (ii) Costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied or otherwise ("Capital Items"), except for (1) the annual amortization (amortized over the useful life) of costs, including financing costs, if any, incurred by Landlord after the Commencement Date for any capital improvements installed or paid for by Landlord and required by any new (or change in) laws, rules or regulations of any governmental or quasi-governmental authority which are enacted after the Commencement Date;
         (2) the annual amortization (amortized over the useful life) of costs, including financing costs, if any, or any equipment, device or capital improvement purchased or incurred as a labor-saving measure or to affect other economics in the operation or maintenance of the Building (provided the annual amortized costs does not exceed the actual cost savings realized and such savings do not redound primarily to the benefit of any particular tenant); or (3) minor capital improvements, tools or expenditures to the extent each such improvement or acquisition costs less than Three Thousand Dollars ($3,000) and the total cost of same are not in excess of Ten Thousand Dollars ($10,000) in any twelve (12) month period;

                    (iii) Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a Capital Item which is specifically excluded in Subsection (ii) above (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);

                    (iv) Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds, and costs of all capital repairs in excess of $100,000 to the extent such repairs are necessitated by an earthquake, regardless of whether such repairs are covered by insurance;

                     (v) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants' or other occupants' improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

                     (vi) Depreciation, amortization and interest payments, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

                    (vii) Marketing costs including, without limitation, leasing commissions, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

                   (viii) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

                     (ix) Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

                     (x) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

                     (xi) Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Site (except as permitted in Subsection (ii) above);

                    (xii) Landlord's general corporate overhead and general and administrative expenses except to the extent included in the Management Fee;

                   (xiii) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or in the parking garage of the Building or wherever Tenant is granted its parking privileges and/or all fees paid to any parking facility operator (on or off Site);

                    (xiv) Rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be Capital Items, except for (1) expenses in connection with making minor repairs on or keeping Building Systems in operation while minor repairs are being made, and (2) costs of equipment not affixed to the Building which is used in providing janitorial or similar services;

                     (xv) Advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants' signs;

                    (xvi) The cost of any electric power used by any tenant in the Building in excess of the Building-standard amount, or electric power costs for which any tenant directly contracts with the local public service company or of which any tenant is separately metered or submetered and pays Landlord directly; provided, however, that if any tenant in the Building contracts directly for electric power service or is separately metered or submetered during any portion of the relevant period, the total electric power costs for the Building shall be "grossed up" to reflect what those costs would have been had each tenant in the Building used the Building-standard amount of electric power;

                   (xvii) Services and utilities provided, taxes attributable to, and costs incurred in connection with the operation of the retail and restaurant operations in the Building, except to the extent the square footage of such operations are included in the rentable square feet of the Building and do not exceed the services, utility and tax costs which would have been incurred had the retail and/or restaurant space been used for general office purposes;

                  (xviii)         Costs incurred in connection with upgrading
         the Building to comply with disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date (this exclusion shall not apply to changes in such laws enacted after the Commencement Date), including, without limitation, the ADA, including penalties or damages incurred due to such non-compliance;

                    (xix) Tax penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments and/ or to file any tax or informational returns when due;

                     (xx) Any management fees in excess of those management fees which are normally and customarily charged by comparable landlords of Comparable Buildings;

                    (xxi) Costs arising from the negligence or fault of other tenants or Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of Building materials;

                   (xxii) Notwithstanding any contrary provision of the Lease, including, without limitation, any provision relating to capital expenditures, any and all costs arising from the presence of hazardous materials or substances (as defined by Applicable Laws in effect on the date the Lease is executed) in or about the Premises, the Building or the Site including, without limitation, hazardous substances in the ground water or soil, not placed in the Premises, the Building or the Site by Tenant;

                   (xxiii)         Costs arising from Landlord's charitable or
         political contributions;

                   (xxiv) Costs arising from latent defects in the base, shell or core of the Building or improvements installed by Landlord or repair thereof;

                    (xxv)         INTENTIONALLY OMITTED

                   (xxvi) Costs (including in connection therewith all attorneys' fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Building and/or the Site;

                  (xxvii)         Costs associated with the operation of the
         business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants;

                 (xxviii)         Any increase of, or reassessment in, real
         property taxes and assessments in excess of two percent (2%) of the taxes for the previous year, resulting from the first sale, transfer, or other change in ownership of the Building or the Site during the Lease Term (collectively, "Transfers") unless such Transfers incur during the Base Year in which case this provision will not apply;

                   (xxix) Costs of any "tap fees" or any sewer or water connection fees for the benefit of any particular tenant (as contrasted with all or substantially all of the tenants) in the Building;

                    (xxx) Costs incurred in connection with any environmental clean-up, response action, or remediation on, in, under or about the Premises or the Building, including but not limited to, costs and expenses associated with the defense, administration, settlement, monitoring or management thereof;

                   (xxxi) Any expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during standard Building hours of operation;

                   (xxxii) Any entertainment, dining or travel expenses for any purpose;

                 (xxxiii)   Any flowers, gifts, balloons, etc. provided to any
         entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

                  (xxxiv    Any "validated" parking for any entity;

                  (xxxv) Any "finders fees", brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Building office, once per year;

                  (xxxvi) Any "above-standard" cleaning, including, but not limited to construction cleanup or special cleanings associated with parties/events and specific tenant requirements in excess of service provided to

         Tenant, including related trash collection, removal, hauling and dumping;

                 (xxxvii)   The cost of any magazine, newspaper, trade or
         other subscriptions;

                 (xxxviii) The cost of any training or incentive programs, other than for tenant life safety information services;

                 (xxxix)    The cost of any "tenant relations" parties, events
         or promotion not consented to by an authorized representative of Tenant in writing; and

                 (xl) Any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as Operating Expenses by comparable landlords of Comparable Buildings.

                 (b) In the event any facilities, services or utilities used in connection with the Building are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis.

                 (c) Landlord further agrees that since one of the purposes of Operating Expenses and the gross up provision is to allow Landlord to require Tenant to pay for the costs attributable to its Premises, Landlord agrees that (i) Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Building, and (ii) Landlord shall make no profit from Landlord's collections of Operating Expenses. All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice in Comparable Buildings is to pay such assessments or premiums on an earlier basis, and Landlord pays on such basis, such assessments or premiums shall be included in Operating Expenses as paid by Landlord, but in no event shall Landlord include any accrued interest (resulting from such assessments or premiums) in its computation of Operating Expenses.

                 (d) Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Expenses, such statement shall be itemized on a line item by line item basis, showing the applicable expense for the applicable year and the year prior to the applicable year.

         16. Payment of Taxes and Insurance Premiums; Gross Up. Landlord shall in any year, including the 1997 Base Year, during which the Building is not ninety-five percent (95%) occupied during the entire calendar year, adjust such Operating Expenses to what the Operating Expenses would have been had the Building been ninety-five percent (95%) occupied during the entire calendar year.

         17. Audit Right. In the event of any dispute regarding the amount due as Tenant's Pro Rata Share of Operating Expenses and/or the amount due as Operating Expenses pursuant to Lease Section 4, Tenant shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy Landlord's accounting records at Landlord's office. If, after such inspection and photocopying, Tenant continues to dispute the amount of its Pro Rata Share of Operating Expenses, Tenant, or an agent designated by Tenant, shall be entitled to audit and/or review Landlord's records to determine the proper amount of its Pro Rata Share of Operating Expenses. If such audit or review reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge plus interest thereon at the Interest Rate pursuant to Second Lease Addendum Section 45. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge plus interest thereon at the Interest Rate. If Landlord desires to contest such audit results, Landlord may do so by refusing to pay Tenant and Tenant may seek judicial relief and enforcement. Tenant agrees to pay the cost of such audit, provided that if the audit reveals that Landlord's determination of Tenant's Pro Rata Share of Operating Expenses as set forth in any Statement (such statement submitted pursuant to and defined in Lease Section 4 (Rental Adjustment)) sent to Tenant was in error in Landlord's favor by more than ten percent (10%), Landlord shall pay the cost of such audit not to exceed $1,000. Landlord shall be required to maintain records of all Operating Expenses and other Rent Adjustments for the entirety of a six-month period ("Review Period") following Landlord's delivery to Tenant of each Statement setting forth Tenant's Pro Rata Share of Operating Expenses. The payment by Tenant of any amounts pursuant to Lease Section 4 (Rental Adjustment) shall not preclude Tenant from questioning the correctness of any Statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto prior to the expiration of the Review Period shall be conclusively deemed Tenant's approval of the Statement.

         18.     Parking.

                 (a) Notwithstanding anything to the contrary contained in the Lease, Tenant's parking privileges shall be available to Tenant twenty-four
(24) hours per day, seven (7)
days per week, every day of the year, in any location where Tenant shall maintain its parking privileges. Tenant's parking shall be non- tandem.
Should Landlord provide reserved, segregated, preferred, priority, valet or block parking to any other tenant of the Building, the same shall be made available to Tenant on a pro rata basis ("Equitable Parking Assurance"). Any time and from time to time during the Lease Term, but no more than twice in any two (2) year period, Tenant may decrease or increase the number of parking spaces up to the maximum permitted under Lease Section 2.2 (Parking) by giving four (4) months' written notice to Landlord.

                 (b) Visitor parking shall be at a charge to visitors at the rate established by Landlord from time to time, comparable to visitor parking rates being charged by comparable landlords of Comparable Buildings. Tenant may purchase validations from Landlord's parking lot operator at the lowest rate charged by Landlord to its other tenants and may elect to validate such parking for its visitors. Tenant shall comply with all reasonable parking rules and regulations promulgated from time to time by Landlord which are not inconsistent with the foregoing.

                 (c) Notwithstanding anything to the contrary set forth in the Lease, in no event shall Tenant be charged more than Sixty Dollars ($60.00) per parking privilege. Provided, however, Landlord may on two (2) separate occasions increase the parking charge to its then prevailing rate, but in no event shall Tenant be charged more than Sixty-Nine Dollars ($69.00) per parking privilege for the initial Term of the Lease.

         19. Fair Market Rental Rate. For purposes of the Lease, the term "Fair Market Rental Rate" shall mean the annual amount per rentable square foot that Landlord has accepted in current transactions between non-affiliated parties from renewal tenants of comparable credit-worthiness, for comparable space, for a comparable use, for a comparable period of time ("Comparable Transactions") in the Building, or if there are not a sufficient number of Comparable Transactions in the Building, what a comparable landlord of a Comparable Building with comparable vacancy factors would accept in Comparable Transactions. In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, and other generally applicable conditions of tenancy for such Comparable Transactions.

         Landlord shall determine the Fair Market Rental Rate by using its good faith judgment. Landlord shall provide written notice of such amount within fifteen (15) days (but in no event later than twenty (20) days) after Tenant provides the notice to Landlord exercising Tenant's option rights which require a calculation of the Fair Market Rental Rate. Tenant shall have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the new rental within which to accept such rental or to reasonably object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their best good faith efforts.
If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date"), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections (a) through (e) below. Failure of Tenant to so elect in writing within Tenant's Review Period shall conclusively be deemed its disapproval of the Fair Market Rental Rate determined by Landlord.

         In the event that Landlord fails to timely generate the initial written notice of Landlord's opinion of the Fair Market Rental Rate which triggers the negotiation period of this Addendum Provision, then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have fifteen (15) days ("Landlord's Review Period") after receipt of Tenant's notice of the new rental within which to accept such rental. In the event Landlord fails to accept in writing such rental proposed by Tenant, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Landlord's Review Period (which shall be, in such event, the "Outside Agreement Date" in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to the Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections (a) through (e) below.

                 (a) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other's presence. If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within five
(5) business days of the exchange and opening of envelopes, then, within ten
(10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate lawyer or broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker or lawyer as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate for the Premises is the closest to the actual Fair Market Rental Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Addendum Provision. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of the Fair Market Rental Rate ("FMRR Data") and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

                 (b) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Fair Market Rental Rate, and shall notify Landlord and Tenant of such determination.

                 (c) The decision of the arbitrator shall be binding upon Landlord and Tenant, except as provided below.

                 (d) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Los Angeles Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

                 (e) The cost of arbitration shall be paid by Landlord and Tenant equally.

         20. BOMA Method of Measurement. Landlord warrants and represents that the rentable and usable areas of the Premises and the Building have been determined in accordance with the standards set forth in ANSI Z65.1-1980, as promulgated by the Building Owners and Managers Association ("BOMA Standard"). Tenant shall have the right, exercisable within ninety (90) days after the later of (a) the date Landlord gives Tenant written notice of the final field measurements of the Premises and the Building, or (b) the date Tenant commences business operations from the Premises (or, when appropriate, any additional space leased by Tenant pursuant to the Lease), to remeasure the Premises and the Building within such ninety (90) day period. In the event that subsequent remeasurement of the Premises and/or the Building by Tenant, within the time period specified above, indicates that the square footage measurement prepared by Landlord produces a square footage number in excess of or lower than the square footage number which would have resulted had the BOMA Standard been properly utilized, any payments due to Landlord from Tenant based upon the amount of square feet contained in the Premises shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of square feet as properly remeasured under the BOMA Standard. If Landlord disagrees with Tenant's remeasurement and if a dispute occurs regarding the final accuracy of the measurement of the Premises and the Building in accordance with the BOMA Standard, such dispute will be resolved pursuant to binding arbitration pursuant to Second Lease Addendum Section 12 (Arbitration).

         21. Insurance Obligations, Allocation of Risks and Minimizing Duplication of Insurance Coverage. Notwithstanding Lease Section 8 to the contrary, because Landlord is required to maintain property and casualty insurance on the Building and Tenant compensates Landlord for such insurance as part of Tenant's Pro Rata Share of Operating Expenses and because of the existence of waivers of subrogation set forth in Lease Section 8, Landlord hereby indemnifies and holds Tenant harmless from any loss, cost, liability, damage or expense (including, but not limited to penalties, fines and actual attorneys' fees and costs) to any property outside of the Premises to the extent such property and casualty loss, costs, liability, damage or expenses are covered (and are actually recovered or paid) by such insurance, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, servants, employees or licensees. Similarly, since Tenant must carry insurance pursuant to Lease Section 8 to cover its personal property within the Premises, Tenant hereby indemnifies and holds Landlord harmless from any loss, cost, liability, damage or expense (including, but not limited to, penalties, fines and actual attorneys' fees and costs) to any property within the Premises to the extent such loss, costs, liability, damage or expenses are covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, servants, employees or licensees. In the event the Premises and/or the Building are damaged or destroyed and such damage or destruction is covered by insurance obtained by Landlord and not covered by insurance obtained by Tenant, Landlord shall use the proceeds of its insurance to repair the damage or destruction to the Premises and/or the Building, subject to any rights either Landlord or Tenant may have to terminate the Lease in the event such damage or destruction occurs. Landlord and Tenant agree to use commercially reasonable efforts to effectuate recoveries from their respective insurance companies.

         22. Eminent Domain. In the event that the entire Premises or such portion thereof as shall materially and adversely interfere with Tenant's use and occupancy thereof shall be either (a) taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation, or eminent domain, or (b) sold to prevent such taking. Landlord shall take no actions to interfere with Tenant's attempt, through a separate action or proceeding brought by Tenant against the condemning authority, to recover from the condemning authority one hundred percent (100%) of the "Bonus Value" of the leasehold estate which shall be equal to the difference between the rental rate payable by Tenant under the Lease and the rate established by the condemning authority as an award for compensation purposes, together with any amount Tenant is able to obtain from the condemning authority for any award or compensation attributable to the taking or purchase of Tenant's property, chattels, or trade fixtures, or attributable to Tenant's relocation expenses.

         23. Relocation. Notwithstanding anything to the contrary contained in the Lease, Landlord shall not have the right to relocate Tenant's Premises.

         24. Use. Notwithstanding any specific use of the Premises permitted under Lease Sections 1.4 and 6, Tenant or its assignees or sublessees may use the Premises for any legally permitted uses consistent with the character of the Building and the uses permitted by Landlord of other office tenants of comparable space in the Building. Landlord may grant exclusive uses to other tenants of the Building, but no such exclusive use shall preclude, restrict or limit Tenant's ability to utilize the Premises for the operation of a book publishing company.

         25. Secured Areas. Tenant may designate certain areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with two (2) business days' prior written notice of the specific date and time of such Landlord inspection.

         26.     First Month's Rent.  [Intentionally omitted.]

         27.     Default by Landlord.  [Intentionally omitted.]

         28. Holding Over. Notwithstanding anything to the contrary set forth in Lease Section 26 pertaining to holding over, in the event Tenant holds over in the Premises following the expiration or earlier termination of the Lease without Landlord's consent, and if such hold over is the result of Tenant's inability to move into new premises because such premises have not been constructed on a timely basis, or because of any Force Majeure Delay or Force Majeure Event, then, under no circumstances shall Tenant be required to pay Base Rent to Landlord in excess of the greater of ten percent (10%) over the Base Rent in effect during the last month of the Lease, plus an amount equal to any damages actually incurred by Landlord due to Tenant's holdover.

         29. Default by Tenant. Lease Section 13.1 pertaining to defaults by Tenant, is hereby deemed deleted, and the following paragraph is deemed inserted in its place:

                 "(a) The occurrence of any of the following shall constitute an event of default ("Event of Default") hereunder on the part of
         Tenant:

                          "(1)    Nonpayment of Rent.  Failure to pay any
                 installment of Base Rent or any other monetary sum due and payable hereunder, upon the date when payment is due, such failure continuing for a period of ten (10) business days after written notice of such failure; or

                          "(2)    Other Obligations.  Failure to perform any
                 obligation, agreement or covenant under the Lease, other than Tenant's obligation to pay Base Rent, such failure continuing for ten (10) business calendar days after written notice of such failure or such longer period as is reasonably necessary to remedy such failure, provided that Tenant shall continuously and diligently pursue such remedy until such failure is cured.

                 "(b) All notices to be given pursuant to this Section shall be in addition to, and not in lieu of, the notice requirements of California Code of Civil Procedure Section 1161.

                 "(c) Tenant shall have, and under no circumstances shall Tenant be deemed to have waived, the rights set forth in Sections 1174 and 1179 of the California Civil Code of Procedure."

         30.     Insurance Obligations of Landlord.  [Intentionally omitted.]

         31.     Estoppel Certificate.  [Intentionally omitted.]

         32. Bonding. Notwithstanding anything to the contrary in the Lease, Tenant shall not be required to obtain or provide any completion bond in connection with any construction, alteration or improvement work performed by Tenant or on Tenant's behalf.

         33. Brokers' Commissions. Landlord shall indemnify Tenant for and hold Tenant harmless from and against any and all claims of any person (including Landlord's broker) other than Tenant's broker making a claim based on its representation and/or alleged representation of Landlord in connection with this Lease and all liabilities arising out of or in connection with such claim.

         34. Notices. Copies of all notices pertaining to any Tenant Delay or any Event of Default applicable to Tenant shall be sent, in the same manner and at the same time, to:

Pillsbury Madison & Sutro LLP
725 South Figueroa Street, Suite 1200
Los Angeles, California  90017

Attention:  Michael E. Meyer, Esq.
Telephone:  (213) 488-7100
Telecopier:  (213) 629-1033

         35. Alterations and Improvements. Tenant is granted the right to make alterations and improvements to the Premises, as long as (a) Tenant pays for the entire cost of such alterations and improvements, (b) Tenant agrees to remove said alterations and improvements upon the expiration or termination of the Lease, if requested by Landlord at the time the alterations and improvements are approved by Landlord and if such alterations and improvements are not normal and customary for general business office purposes, and (c) such alterations and improvements will not (i) adversely affect the Building Structure as defined in Addendum Provision 2, (ii) adversely affect the Building Systems as defined in Addendum Provision 2 (iii) affect the exterior appearance of the Building, (iv) interfere unreasonably with any other occupants' normal and customary business operations and (v) not be in compliance with any applicable law, code or ordinance (individually and collectively a "Design Problem"). Any time Tenant proposes to make such alterations and/or improvements, Tenant shall provide Landlord with twenty-one days' notice of the proposed alterations and/or improvements, together with the plans and specifications, and Landlord shall grant its approval within such twenty-one (21) day period, unless Landlord reasonably determines that such alterations and/or improvements would adversely affect the structural integrity of the Premises and/or the Building or would adversely affect the exterior appearance of the Building.

         36. Access to Building and Parking. Tenant shall be granted access to the Building, the Premises, Services and Utilities and the parking provided to the Building twenty-four (24) hours per day, seven (7) days per week, every day of the year. Tenant's employees shall have the right to utilize Tenant's parking privileges within the Building parking structure for any period of time for the purpose of storing their vehicles and to leave their vehicles overnight when Tenant's employees are on business trips or vacations. Tenant expressly acknowledges and agrees that the parking area for the Building is an open outdoor area with no security services and Landlord shall have no liability whatsoever for damage to or theft of vehicles left overnight.

         37. Building Security. Subject to Landlord's reasonable approval, Tenant shall be entitled, at its sole cost, to install its own security systems for the Premises, which shall be located within the Premises and which shall not interfere with the Building Systems.

         38. Removal of Property. Notwithstanding anything to the contrary in the Lease, all articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by or on behalf of Tenant in the Premises shall remain the property of Tenant, and may be removed by Tenant at any time during the Term of the Lease as long as Tenant is not in default hereunder with any applicable cure period having expired. If Tenant fails to remove all of its effects from the Premises upon the expiration or earlier termination of the Lease for any cause whatsoever, Landlord may, at its option, any time after five (5) days' written notice to Tenant of its intention to remove such effects, remove same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof, and Tenant shall pay Landlord upon demand any and all expenses incurred in connection with such removal, including court costs, attorneys' fees, and reasonable storage charges incurred while such effects were in Landlord's possession.

         39.     Storage Space.  [Intentionally omitted.]

         40. Window Washing/Window Washing Equipment. [Intentionally omitted.]

         41. When Payment Is Due. Whenever in the Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words "immediately," "promptly" and/or "on demand," or their equivalent, are used to specify when such payment is due, then such payment shall be due ten (10) days after the party which is entitled to such payment sends written notice to the other party demanding such payment.

         42. Entry by Landlord. Notwithstanding anything to the contrary set forth in the Lease to the contrary, but subject to and in addition to Addendum Provision 25, Landlord and/or those acting on Landlord's behalf may only enter the Premises upon reasonable prior notice to Tenant, except in cases of emergency or to supply normal and regular janitorial or security services pursuant to the terms of the Lease, in which case no such notice shall be required. In any event, any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible.

         43. Landlord Bankruptcy Proceeding. In the event that the obligations of Landlord under the Lease are not performed during the pendency of a bankruptcy or insolvency proceeding involving the Landlord as the debtor, or following the rejection of this Lease in accordance with Section 365 of the United States Bankruptcy Code, then notwithstanding any provision of this Lease to the contrary, Tenant shall have the right to set off against Rents next due and owing under this Lease (a) any and all damages caused by such non-performance of Landlord's obligations under the Lease by Landlord, debtor-in-possession, or the bankruptcy trustee, and (b) any and all damages caused by the non-performance of Landlord's obligations under the Lease following any rejection of the Lease in accordance with Section 365 of the United States Bankruptcy Code; provided, however, in both instances, the existence and amount of Tenant's damages have been fully and finally adjudicated and determined by a court order in Tenant's favor.

         44.     Roof Rights.  [Intentionally omitted.]

         45. Interest Rate. The "Interest Rate" is defined as the lesser of (a) the rate publicly announced from time to time, by the largest (as measured by deposits) chartered bank operating in California, as its Prime Rate, Reference Rate or other similar benchmark, plus two percent (2%) or (b) the maximum rate permitted by law.

         46. Interest on Past Due Obligations. Whenever one party is obligated pursuant to this Lease to make a payment to the other party, if such payment is not paid when due, then the party who does not make such payment when due shall pay interest at the Interest Rate (as defined in Addendum Provision 45) to the party on the unpaid amount from the date such amount was due until the date such amount is paid.

         47. Proposition 8 Reduction. The amount of Taxes included in the Base Year (the "Base Taxes") shall be the amount of Taxes incurred during the Base Year, exclusive of any Proposition 8 reduction of Taxes, as adopted by the voters of the State of California, attributable to the valuation of the Project and the Building (inclusive of tenant improvements). If, in any comparison year subsequent to the Base Year (the "Adjustment Year"), the amount of Taxes decreases below the amount of Base Taxes as a result of a Proposition 8 reduction, then for purposes of all subsequent comparison years, including the comparison year in which such decrease in Taxes occurred, the Base Taxes shall be decreased by an amount equal to the decrease in Taxes in the Adjustment Year. Conversely, if the Taxes thereafter are increased during any comparison year subsequent to the Adjustment Year (the "Readjustment Year") as a result of Landlord's failure to secure a Proposition 8 reduction which is greater than or equal to the Proposition 8 reduction secured during the Adjustment Year, then for purposes of all subsequent comparison years, including the comparison year in which such increase in

Taxes occurred, the Base Taxes shall be increased by an amount equal to the increase in Taxes during such Readjustment Year which resulted from Landlord's failure to secure a Proposition 8 reduction greater than or equal to the Proposition 8 reduction secured during the Adjustment Year.

         48. Reimbursement Upon Cancellation. If Lessee timely elects to cancel this Lease pursuant to Section 3.2, Lessee shall reimburse Tenant for all costs incurred by Landlord for improvements to the Premises constructed by Landlord pursuant to this Lease in excess of $84,000.

         49.     Construction of Tenant Improvements.

          (a) Selection of Contractor. Landlord's contractor shall be the contractor selected pursuant to a procedure whereby the Final Plans and a construction contract approved by Tenant are submitted to three (3) contractors, selected by Landlord and approved by Tenant, who are requested to each submit a sealed fixed price contract bid price (on such contract form as Landlord shall designate) to construct the improvements designated on the Final Plans, to Landlord and Tenant, who shall jointly open and review the bids. Landlord and Tenant, after adjustments for the inconsistent assumptions to reflect an "apples to apples" comparison, shall select the lowest price bidder and such contractor with the lowest priced bid ("Contractor") shall enter into a construction contract with Landlord consistent with the terms of the bid to construct the Tenant Improvements ("Construction Contract"). If Tenant elects to use materials in its construction which Landlord has pre-stocked, Tenant must purchase such pre-stocked materials from Landlord, and Landlord must sell such pre-stocked materials to Tenant. Landlord shall charge Tenant for any pre-stocked items utilized by Contractor in constructing the Tenant Improvements at Landlord's actual cost (purchase price plus tax and shipping charges to Building only, and no other charges, fees or costs), without profit or overhead to Landlord.

         (b)     [Intentionally omitted.]

         (c) Tenant Improvements. The term "Tenant Improvements" shall mean all improvements shown in the Final Plans which Plans are self-explanatory but include the purchase and installation of building standard paint and carpet throughout the interior of the Premises and installation of partition walls reconfigured electrical wiring and HVAC ducting. The Final Plans consist of those plans and specifications itemized on the attached Exhibit D.

                 (d) Tenant Improvement Allowance Amount. Landlord will pay on behalf of Tenant an amount up to Eighty Four Thousand Dollars ($84,000) ("Tenant Improvement Allowance") for the costs of the design and initial construction of the Tenant Improvements shown on the Final Plans, for the costs paid to Mark Fisher in connection with the preparation of the Final Plans and related work (but not in excess of seven thousand dollars) and for the costs of changes to the Final Plans pursuant to Change Orders which are reasonable and customary as to scope and number and only involved building standard items (collectively, "Permitted Items").

                 (e) Disbursement of Tenant Improvement Allowance. The Tenant Improvement Allowance shall be utilized to pay for all Permitted Items and shall be disbursed to pay for items contracted for by Landlord pursuant to this Addendum on a timely basis and for the payment to Mark Fisher (not in excess of seven thousand dollars ($7,000).

                 (f)      [Intentionally omitted.]

                 (g) Change Orders. In the event that Tenant requests any changes to the Final Plans, Landlord shall not unreasonably withhold its consent to any such changes, and shall grant its consent to such changes within four (4) business days after Landlord's receipt of same, provided the changes do not create a Design Problem. If any changes requested by Tenant and approved by Landlord increase the cost to Landlord of constructing the Tenant Improvements shown on the Final Plans, and are not within the scope of the Permitted Items (as provided in Paragraph 49(d) above), or, if within the scope of the Permitted Items would cause Landlord to exceed the Tenant Improvement Allowance, Landlord shall provide Tenant with invoices documenting and evidencing such increased costs, and Tenant shall reimburse Landlord for such increased costs within thirty (30) days after Tenant's receipt of such invoices. Subject to the next paragraph, if such changes delay Landlord's completion of the work shown on the Final Plans, then such delay shall constitute a Tenant Delay.

                 In addition, since in any project there are always change orders, the first seven (7) days of any delay which results from a change order requested by Tenant shall constitute a grace period and shall not constitute a Tenant Delay.

                 (h) Fee to Landlord. Landlord shall receive a fee for supervision, profit, overhead or general conditions in connection with the Tenant Improvements equal to 5% of the amount paid out pursuant to Section 49 for the Permitted Items (other than the fee to Mark Fisher) and such amount shall be disbursed out of the Tenant Improvement Allowance to the extent such amount is available and to the extent not so available because the Tenant Improvement Allowance has been exhausted, Tenant shall pay such amount to Landlord.

                 (i) No Miscellaneous Charges. Neither Tenant nor the Contractor shall be charged for parking (to the extent parking is available) or for the use of electricity, water, HVAC, security elevators, and/or during the construction of the Tenant Improvements or during the Tenant's move into the Premises.

                 (j) Bonding. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall not be required to obtain or provide any completion or performance bond in connection with any construction, alteration, or improvement work performed by or on behalf of Tenant.

                 (k) Presence of Hazardous Substances. In the event that at any point in time the Premises and/or the Common Areas of the Building are determined to contain hazardous substances (as defined by Applicable Laws), Tenant shall have the right, by notice to Landlord, to require Landlord to remove, at Landlord's sole cost and expense, all such hazardous substances (as defined by Applicable Laws) within sixty (60) days following receipt of such notice. In the event the contamination of the Premises and/or the Common Areas of the Building is caused by Tenant, Tenant will be responsible for all costs of the remediation.

                 (l) Life-Fire Safety Codes/Disabled Access Codes/Earthquake Safety Codes. In the event that, because the Premises and or the Building as initially constructed do not comply with current life-fire safety codes, disabled access codes (including, without limitation, the ADA), and/or earthquake safety codes, Tenant incurs increased construction costs that it would not have incurred had the Premises and/or the Building already been in compliance with the applicable life-fire safety codes, disabled access codes (including, without limitation, the ADA), and/or earthquake safety codes, applicable to new construction, then such costs shall be paid by Landlord separate and apart from, and in addition to, the Tenant Improvement Allowance.

                 (m) Construction Contract. The Construction Contract shall be included in the bid package, and shall be subject to Tenant's reasonable approval, but shall not, unless Tenant otherwise directs, require the Contractor to post a completion bond or contain any provision penalizing the Contractor for not completing the Tenant Improvements within a specific period of time.

                 (n) Refurbishment of Public Area. Landlord agrees, separate and apart from, and in addition to, the Tenant Improvement Allowance and the Tenant Incentive Payment, to recarpet and repaint the common areas within the Building prior to January 1, 1998.

         50. Tenant Incentive Payment. Landlord shall pay to Tenant, separate and apart from amounts payable by Landlord as the Tenant Improvement Allowance, an incentive payment (the "Tenant Incentive Payment") in the amount of $100,000 on the Commencement Date (but not in any event before January 1, 1997) unless requested by Tenant but in no event prior to December 15,

1996. If Landlord fails to pay the Tenant Incentive Payment to Tenant when due, Tenant may deduct such amount from the rents next due and owing under the Lease. Landlord agrees to pay, providing the aggregate amount so paid for the Tenant Incentive Payment does not exceed one hundred thousand dollars ($100,000), such amounts from the Tenant Incentive Payments to those people and entities, including, when appropriate, the Landlord, who provide goods, labor or services to Tenant in connection with its Premises and/or sign, including the purchase of equipment and furnishings for its Premises. This Section will not be applicable if Lender succeeds to a position of Landlord.

         51.     Sign Rights.

         Landlord grants to Tenant, at Tenant's sole cost and expense, to place its sign as described on the attached Exhibit C, in the same location of the existing Watt Industries Signage, which Landlord agrees to remove at it's sole cost and expense. Tenant shall pay Lessor $50,000 for such sign rights which Tenant and Landlord agree may be deducted from the Tenant Incentive Payment if requested by written notice from Tenant to Landlord. Tenant shall cause its sign to comply with all applicable laws. Landlord agrees to fully cooperate with Tenant in obtaining any governmental permits required for such signage. The cost of any such permits shall be deducted from the Tenant Incentive Payment if requested by written notice from Tenant to Landlord. Additionally, as a further offset to the Tenant Incentive Payment, Landlord shall pay, if requested by written notice from Tenant to Landlord, the cost of fabrication and installation of Tenant's sign; provided, however, that in no event shall Landlord be required to pay any sign related costs or any other costs in excess of an aggregate of $100,000. It is understood and agreed that all signage work shall be performed by a licensed sign contractor; and Tenant shall, at its sole cost and expense, maintain and keep such signage in good repair and condition. Tenant shall within seven (7) days following the termination of this Lease, remove said sign and repair any damage to the wall caused by such installation and removal. To the extent such repair and restoration are not timely performed by Tenant, Landlord may perform same and deduct the cost thereof from the Security Deposit.

         52. Early Occupancy. Tenant shall have the right to enter the Premises prior to the Commencement Date to install its furniture, fixtures and equipment.

         53. Patios. Patios to the Premises shall be free of charge for the term of the Lease and any option periods.

         54. Existing Tenant. Tenant agrees that the failure of the existing tenant of a portion of the Premises, which Landlord represents is leased to such tenant on a month-to-month basis, to vacate such space within thirty (30) days following receipt of notice from Landlord, which notice Landlord agrees to send within one (1) week following the execution of this Lease, shall constitute a force majeure delay. Landlord agrees to use commercially reasonable efforts, including the filing of unlawful detainer proceedings, to cause such tenant to vacate such portion of such Premises.


Tenant:              INTERVISUAL BOOKS, INC.,
                     a California corporation


                     By: _________________________________

                     Name: _______________________________

                     Title: ______________________________


Landlord:            WATT HEADQUARTERS LIMITED PARTNERSHIP,
                     a California limited partnership,


                     By: _________________________________

                     Name: _______________________________

                     Title: ______________________________